QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99(a)(1)(D)

OFFER TO PURCHASE FOR CASH

ALL OF THE OUTSTANDING SHARES OF COMMON STOCK
AND THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS
OF
THE GENLYTE GROUP INCORPORATED
AT
$95.50 NET PER SHARE
PURSUANT TO THE OFFER TO PURCHASE
DATED NOVEMBER 30, 2007
BY
GOLF MERGER SUB, INC.
A WHOLLY OWNED SUBSIDIARY OF
PHILIPS HOLDING USA INC.
A WHOLLY OWNED SUBSIDIARY OF
KONINKLIJKE PHILIPS ELECTRONICS N.V.

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT (NEW YORK CITY TIME) ON JANUARY 2, 2008, UNLESS THE OFFER IS EXTENDED.

November 30, 2007

To Brokers, Dealers, Banks, Trust Companies and Other Nominees:

        We have been engaged by Golf Merger Sub, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Philips Holding USA Inc., a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of the common stock, par value $0.01 per share, of The Genlyte Group Incorporated (the "Company"), including, if any, the associated preferred stock purchase rights issued under the Rights Agreement, dated as of September 13, 1999, between the Company and The Bank of New York (such rights, together with the shares of the Company's common stock, the "Shares") at a price of $95.50 per Share in cash, net to the seller, without interest and subject to applicable withholding of taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated November 30, 2007 (the "Offer to Purchase") and the related letter of transmittal enclosed herewith.

        Please furnish copies of the enclosed materials listed below to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee:

        1.     Offer to Purchase dated November 30, 2007;

        2.     Letter of transmittal for your use in accepting the offer and tendering Shares and for the information of your clients (manually signed facsimile copies of the letter of transmittal may be used to tender Shares);

        3.     Notice of Guaranteed Delivery to be used to accept the offer if certificates for Shares are not immediately available or if such certificates and all other required documents cannot be delivered to Citibank, N.A. (the "Depositary") prior to the expiration of the offer, or if the procedures for book-entry transfer cannot be completed on a timely basis;

        4.     A printed form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the offer;

        5.     The letter to stockholders of the Company from Larry K. Powers, the Company's Chief Executive Officer and Chairman of the Company's board of directors, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company;

        6.     Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number (TIN) on Substitute Form W-9; and

        7.     Return envelope addressed by mail to: Citibank, N.A., c/o Mellon Investor Services LLC, P.O. Box 3301, South Hackensack, NJ 07606-3301, or by hand or overnight courier to: Citibank, N.A., c/o Mellon Investor Services LLC 480 Washington Blvd., Jersey City, NJ 07310.

        We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights will expire at 12:00 midnight (New York City time) on January 2, 2008, unless the offer is extended.

        The offer is not conditioned upon obtaining, or the funding of, any financing arrangements. The offer is conditioned upon, among other things, (i) there being validly tendered and not validly withdrawn, prior to the expiration of the offer, a number of the Shares which, together with the Shares beneficially owned by Parent, Purchaser and its affiliates, represent one Share more than 50% of the Shares outstanding (determined on a fully diluted basis) immediately prior to the acceptance of the Shares pursuant to the offer and (ii) any mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, applicable to the purchase of the Shares pursuant to the offer having expired or been terminated and certain other required filings in jurisdictions outside the United States having been made, and any approvals relating to such filings having been obtained or, if applicable, any mandatory waiting periods related to such filings having expired. Certain other conditions to consummation of the offer are described in Section 13—"Certain Conditions to the Offer" of the Offer to Purchase.

        The board of directors of the Company unanimously adopted resolutions (i) approving, adopting and declaring advisable the Agreement and Plan of Merger, dated as of November 25, 2007 (as such may be amended or supplemented from time to time, the "Merger Agreement"), by and among Parent, Purchaser and the Company, and the transactions contemplated thereby, including the offer and the merger of Purchaser with and into the Company (the "Transactions"), in accordance with the DGCL, and determining that the terms of the Transactions are fair to, and in the best interests of, the holders of the Shares and (ii) recommending that the holders of the Shares accept the offer, tender their Shares to Purchaser pursuant to the offer and adopt the Merger Agreement, if required.

        The offer is being made pursuant to the Merger Agreement, which provides that following the offer, Purchaser will be merged with and into the Company and each Share not previously acquired in the offer will be converted into the right to receive in cash and without interest, the same price paid in the offer, subject to appraisal rights and applicable withholding of taxes.

        In all cases, payment for the Shares tendered and accepted for payment pursuant to the offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account or an affidavit of loss relating to such certificate), (ii) a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of a letter of transmittal) and (iii) any other documents required by the letter of transmittal. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any delay in making such payment.

        Holders of outstanding Shares whose certificates for such Shares (the "Share Certificates") are not immediately available or who cannot deliver their Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date (as defined in the Offer to Purchase), or who cannot complete the procedure for book-entry transfer on a timely basis, must tender their Shares according to the guaranteed delivery procedure set forth in Section 3—"Procedure for Tendering the Shares—Guaranteed Delivery" of the Offer to Purchase. See Instruction 2 of the letter of transmittal. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary

        Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Depositary, the Dealer Manager and Georgeson Inc. (the "Information Agent")) for soliciting tenders of Shares pursuant to the offer. Purchaser will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your clients. Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the offer, except as otherwise provided in Instruction 6 of the letter of transmittal.

        Any inquiries you may have with respect to the offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
Goldman, Sachs & Co.

        Nothing contained herein or in the enclosed documents shall constitute you or any other person as an agent of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any affiliate of any of the foregoing or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the offer other than the documents enclosed herewith and the statements contained therein.

QuickLinks

  Exhibit 99(a)(1)(D)